Exhibit 4.6

AMENDMENT NO. 5

TO THE

BOB EVANS FARMS, INC. AND AFFILIATES

401K RETIREMENT PLAN

(amended and restated effective January 1, 2011)

WHEREAS, Bob Evans Farms, Inc. (the “Sponsor”) has adopted the Bob Evans Farms, Inc. and Affiliates 401K Retirement Plan (the “Plan”); and

WHEREAS, the Plan provides that the Sponsor may amend the Plan from time to time; and

WHEREAS, the Sponsor desires to amend the Plan to reflect the cessation of SWH Mimi’s Café, LLC as a participating Affiliate;

NOW, THEREFORE, the Plan is amended as follows:

1. The following sentence shall be added to the definition of “Employer” set forth in Section 21:

Effective as of the close of business on February 13, 2013, SWH Mimi’s Café, LLC shall cease to be a participating Affiliate in the Plan and Employees of SWH Mimi’s Café, LLC shall cease to be Employees covered by the Plan.

2. The following shall be added to Section 10.01 at the end thereof:

Notwithstanding the foregoing, all Employees who are actively employed by SWH Mimi’s Café, LLC on February 13, 2013, shall be 100 percent vested in each such person’s Account as of such date.

IN WITNESS WHEREOF, the Sponsor, by a duly authorized officer, has caused this Amendment No. 5 to be executed effective as of the dates set forth in the amendment above.

BOB EVANS FARMS, INC.

Date:	By:

Title: